Exhibit 99.1

HERCULES ACQUIRES LOGOS QUÍMICA

WILMINGTON, DELAWARE, June 24 2008 . .. . Hercules Incorporated (NYSE: HPC) today announced it has acquired Logos Química Ltda., a Brazilian based specialty chemicals company with 100 employees and 2007 annual sales of approximately $17 million.

Headquartered in São Paulo, Brazil, Logos Química specializes in the supply of specialty chemicals, technology and services to the pulp, paper, and coatings industries.  Logos Química has excellent brand recognition throughout South America and is recognized for its proven technology in eucalyptus (the dominant wood species in Latin America) pulp processing.

Commenting on the transaction, Craig Rogerson, President and Chief Executive Officer of Hercules, said, “This business is an excellent fit for Hercules and in particular our Pulp Ventures business.  It strengthens our existing position in the high growth pulping market and increases our overall presence in Latin America.  This acquisition will also serve to broaden our existing portfolio of products, increase our manufacturing capabilities in the region, and provide a broader customer base in key Latin American markets.”

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the company’s website at www.herc.com.

This Press Release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to integrate acquisitions, ability to research, develop, and commercialize new technologies and to market products resulting from such technologies, market demand,  business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  The words or phrases "will likely result," "should," "are expected to," "will continue," "is anticipated," "expect," "estimate," "project" or similar expressions are among those which identify forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update, except as may be required by law.

Media Contact:                                           John S. Riley                                           (302) 594-6025
Investor Contact:                                       Stuart L. Fornoff                                     (302) 594-7151